UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Closing of Common Stock Purchase Agreement

On September 29, 2006, Chaparral Energy, Inc. (“Chaparral”) closed the sale of an aggregate of 280,000 shares (after giving effect to a 775-for-1 stock split effected as a stock dividend paid on September 27, 2006 to stockholders of record on September 26, 2006 of 774 shares for each share then outstanding) of Chaparral’s common stock (“Common Stock”) to Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), pursuant to the Common Stock Purchase Agreement (the “Purchase Agreement”), dated September 1, 2006, among Chaparral, Chesapeake, Altoma Energy GP, an Oklahoma general partnership (“Altoma”), and Fischer Investments, L.L.C., an Oklahoma limited liability company (“Fischer” and together with Altoma, the “Selling Stockholders”). The 280,000 shares of Common Stock purchased by Chesapeake consisted of (i) 102,000 shares of Common Stock sold by Chaparral for an aggregate cash purchase price of $102,000,000 and (ii) an aggregate of 178,000 shares of Common Stock sold by the Selling Stockholders for an aggregate purchase price of $178,000,000 ($40,000,000 of which consisted of 1,375,989 shares of Chesapeake’s common stock delivered to Altoma). The shares of Common Stock sold by Chaparral were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Stockholders’ Agreement

In connection with the closing of the transactions pursuant to the Purchase Agreement, Chaparral entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) dated September 29, 2006 with Chesapeake and the Selling Stockholders. The description of the Stockholders’ Agreement contained in the Form 8-K filed by Chaparral with the Securities and Exchange Commission on September 8, 2006 is hereby incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: October 4, 2006	By:	/s/ Joseph O. Evans
Joseph O. Evans
Chief Financial Officer and
Executive Vice President